EXHIBIT 32

CERTIFICATION

              Each of the undersigned hereby certifies in his or her capacity as an officer of MSB Financial, Inc. (the "Company") that the Annual Report of the Company on Form 10-KSB for the fiscal year ended June 30, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods presented in the financial statements included in such report.

Date:	September 29, 2003	By:	/s/ Charles B. Cook Charles B. Cook, President and Chief Executive Officer (Principal Executive Officer)

Date:	September 29, 2003	By:	/s/ Elaine R. Carbary Elaine R. Carbary, Treasurer and Chief Financial Officer (Principal Financial Officer)